EXHIBIT 10.1
PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda
April 29, 2010
Mr. Allan C. Decleir
8 Turks Head Lane
Devonshire DV07 Bermuda
Dear Allan:
     This letter agreement (“Letter Agreement”) will confirm the terms and conditions of your employment with Platinum Underwriters Holdings, Ltd. (the “Company”) following the Effective Date (as defined below).
1. Term of Employment.
     Your employment hereunder shall commence on April 29, 2010 (the “Effective Date”) or such later date that you shall have received the approval of the Bermuda Department of Immigration, and, subject to termination as provided in Section 11 hereof, shall end on the third anniversary of the Effective Date; provided that, on the third anniversary of the Effective Date and each anniversary thereafter, the term of your employment shall automatically be extended by an additional year unless you or the Company gives the other party written notice, at least thirty (30) days prior to the end of the current term, that you or the Company has determined that the term shall not be so extended. Such employment period, as extended, shall hereinafter be referred to as the “Term.”
2. Title and Duties.
     Commencing on the Effective Date, you will serve as Executive Vice President of the Company, and commencing June 1, 2010, you will also serve as Chief Financial Officer of the Company. You will have such duties, responsibilities, power and authority as those normally associated with such position, plus any additional duties, responsibilities, power and authority assigned to you by the Chief Executive Officer of the Company.
3. Base Salary.
     During the Term, the Company shall pay you a base salary (“Base Salary”) at an annual rate of US$325,000, payable in cash in accordance with the Company’s payroll practices as in effect from time to time. Your Base Salary will be reviewed annually for possible adjustment beginning in February 2011.
4. Annual Bonus.
     During each calendar year of the Term, you shall be eligible for an annual performance bonus (“Annual Bonus”) pursuant to the terms of the Company’s Amended and Restated Annual Incentive Plan (the “AIP”). Your Annual Bonus shall have an incentive target equal to 75% of earned Base Salary (the “Target Bonus”). You will be eligible for an Annual Bonus equal to the Target Bonus multiplied by the “Performance Bonus Multiplier” as defined in the AIP. The Performance Bonus Multiplier shall be a percentage, ranging from 0% to 150%, depending on the “Performance Goals” relative to the “Performance Criteria,” as such terms are defined in the AIP, all as established by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) for all participants in the AIP. Your Annual Bonus shall be paid in accordance with the terms of the AIP following the end of the calendar year to which it relates, subject to such terms and conditions as the Committee shall require. The Annual Bonus shall be paid 50% in common shares, par value US$0.01 per share, of the Company (“Common Shares”) and 50% in cash until you meet the applicable target ownership level specified in the Share Ownership Guidelines adopted by the Board (as they may be amended from time to time, the “Guidelines”); thereafter, the Annual Bonus shall be paid 100% in cash.
5. Time-Based Share Unit Award; Equity Awards.
     (a) As of the Effective Date, you shall be granted by the Company under the Company’s 2010 Share Incentive Plan (the “2010 Plan”) an award of that number of share units equal to US$212,000 divided by the Fair Market Value (as defined in the 2010 Plan) of a Common Share on the Effective Date (the “Time-Based Share Unit Award”). The Time-Based Share Unit Award shall vest in four (4) equal installments on April 29 of each of 2011, 2012, 2013 and 2014 based on your continued employment with the Company, and shall be payable in Common Shares. The terms of the Time-Based Share Unit Award shall be provided for in a Time-Based Share Unit Award Agreement between you and the Company.
     (b) It is expected that, commencing in 2011, you will be eligible to receive annual equity awards under the 2010 Plan with a target equal to 50% of your earned Base Salary, provided that such awards, if any, and the form and amount thereof shall be determined by the Committee in its sole discretion.
6. Executive Incentive Plan Awards.
     During the Term, you shall be a participant in the Company’s Amended and Restated Executive Incentive Plan (the “EIP”). On or prior to February 28 of each calendar year during the Term, you will be eligible for an award under the EIP (an “EIP Award”) of that number of share units under the EIP equal to 50% of your Base Salary divided by the Fair Market Value (as defined in the 2010 Plan) of a Common Share on the date of grant of such EIP Award, with a Performance Cycle (as defined in the EIP) of three years. The actual amount, terms and conditions and the form of payment of any EIP Award will be determined by the Committee in its sole discretion, in accordance with the terms of the EIP.
7. Share Ownership Guidelines.
     You acknowledge that, in accordance with the Guidelines, you are required to accumulate 30,000 Common Shares before selling any Common Shares received under any of the Company’s compensation plans, subject to certain exceptions set forth in the Guidelines.
8. Employee Benefits and Perquisites.
     During the Term, you and your eligible dependents shall be eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to senior executives of the Company, subject to the terms and conditions of such plans, arrangements and perquisites. The Company reserves the right to amend or terminate any employee benefit plan, arrangement or perquisite, including the AIP, the 2010 Plan and the EIP (notwithstanding Sections 4, 5 and 6), at any time, and to adopt any new plan, arrangement or perquisite.
9. Expatriate Benefits.
     (a) During the Term, the Company shall reimburse you and your family for business class roundtrip air travel to Brazil on up to three occasions per year.
     (b) During the Term, the Company shall provide you with a housing allowance of US$15,000 per month and a car allowance of US$700 per month.
     (c) The Company shall pay any fees and expenses, including legal expenses, incurred in connection with obtaining and maintaining for you any work permits required by the Bermuda governmental authorities.
     (d) You shall be responsible for any tax liability associated with any payments or reimbursements under this Section 9.
10. Business Expenses.
     During the Term, the Company shall reimburse you for all reasonable expenses incurred by you in carrying out your duties and responsibilities under this Letter Agreement, in accordance with the Company’s policies for senior executives as in effect from time to time.
11. Termination of Employment.
     (a) Termination for Good Reason; Termination Without Cause. If you terminate your employment during the Term for Good Reason (as defined below) or if your employment is terminated during the Term by the Company without Cause (as defined below), you shall receive a lump sum cash payment equal to the sum of (i) one year’s Base Salary and Target Bonus and (ii) any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the Company’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement. In addition, the Company will reimburse you for documented expenses of relocating from Bermuda up to $50,000. Payment and vesting of any amount under this Section 11(a) shall be conditioned upon compliance with Section 14 hereof.
     (b) Termination Other than for Good Reason; Termination for Cause. If you terminate your employment during the Term other than for Good Reason or if your employment is terminated during the Term by the Company for Cause, all unvested equity awards (including all outstanding awards under the EIP) shall be forfeited, and you shall receive no further payments, compensation or benefits under this Letter Agreement, except you shall receive, upon the effectiveness of such termination, any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the Company’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement.
     (c) Death or Disability. Upon the termination of your employment during the Term on account of your death or Disability (as defined below), you or your beneficiaries shall receive any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the Company’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement. Payment and vesting of any amount under this Section 11(c) shall be conditioned upon compliance with Section 14 hereof.
     (d) Non-Extension. In the event that your employment with the Company terminates upon the expiration of the Term, you shall be entitled to receive any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the Company’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement. In addition, the Company will reimburse you for documented expenses of relocating from Bermuda up to $50,000. Payment of any amount under this Section 11(d) shall be conditioned upon compliance with Section 14 hereof.
     (e) Definitions. For purposes of this Letter Agreement, the terms set forth below shall have the following meanings:
          (i) “Cause” means (A) your willful and continued failure to substantially perform your duties hereunder; (B) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (C) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the Company or any of its subsidiaries, or other willful act that materially damages the reputation of the Company or any of its subsidiaries; (D) your breach of any restrictive covenants in Section 12 hereof or in any option or other award agreement between you and the Company; (E) the sale, transfer or hypothecation by you during the Term of Common Shares in violation of the Guidelines; (F) you abandon Bermuda or such other location as the Board shall establish for the Company’s corporate headquarters as your primary residence prior to the end of the Term without the prior written consent of the Company, or (G) you fail to maintain Bermuda as the location of your principal business office without the prior written consent of the Company; provided, however, that no such act, failure to act or event that is capable of being cured by you shall be treated as “Cause” under this Letter Agreement unless you have been provided a detailed, written statement of the basis for the Company’s belief that such act, failure to act or event constitutes “Cause” and have had at least thirty (30) days after receipt of such statement to cure such act, failure to act or event. For purposes of this
Section 11(e)(i), no act or failure to act shall be considered “willful” unless it is done, or failed to be done, in bad faith, and without reasonable belief that the act or failure to act was in the best interest of the Company.
          (ii) “Good Reason” means, without your express written consent, (A) the Company reduces your Base Salary or your Target Bonus; (B) the Company reduces the scope of your duties, responsibilities, power or authority; (C) you are required to report to anyone other than the Chief Executive Officer; (D) you are required to be principally based in any location other than in the Company’s offices in Bermuda or such other location as the Board shall establish for the Company’s corporate headquarters; or (E) the Company breaches any other material provision of this Letter Agreement; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason, and deliver such consent to the Company in writing, then such reduction or change shall not constitute “Good Reason” hereunder, but you shall have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction or change described above. Notwithstanding the foregoing, no act, failure to act or event that is capable of being cured by the Company shall be treated as “Good Reason” under this Letter Agreement unless the Company has been provided a detailed, written statement of the basis of your belief that such act, failure to act or event constitutes “Good Reason” and has had at least thirty (30) days after receipt of such statement to cure such act, failure to act or event.
          (iii) “Disability” means a termination of your employment by the Company, if you have been rendered incapable of performing your duties by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (A) six or more consecutive months from the first date of your absence due to the disability or (B) nine or more months during any twelve-month period.
          (iv) “Separation from Service” shall have the meaning set forth in Section 409A of the Code.
          (v) “Code” means the Internal Revenue Code of 1986, as amended.

12. Covenants.
     In exchange for the remuneration outlined above, in addition to providing services to the Company as set forth in this Letter Agreement, you agree to the following covenants, which you agree are intended to survive the Term and any termination or expiration of this Letter Agreement:
     (a) Confidentiality. During the period of your employment and for all periods following any termination of your employment for any reason, you shall keep confidential any trade secrets and confidential or proprietary information of the Company (and its subsidiaries and affiliates) which are now known to you or which hereafter may become known to you as a result of your employment or association with the Company, and shall not at any time, directly or indirectly, disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company (or its subsidiaries or affiliates) during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, “trade secrets and confidential or proprietary information” means information unique to the Company (or its subsidiaries or affiliates) which has a significant business purpose and is not known or generally available from sources outside the Company (or its subsidiaries or affiliates) or typical of industry practice, but shall not include any of the foregoing (i) information that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by you or (ii) information that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to the Company to enable the Company (or its subsidiaries or affiliates) to seek an appropriate protective order or confidential treatment.
     (b) Return of Company Information. In the event of the termination of your employment for any reason, you shall deliver to the Company all of (i) the property of the Company (and its subsidiaries and affiliates) and (ii) the documents and data of any nature and in whatever medium of the Company (and its subsidiaries and affiliates), and you shall not take with you any such property, documents or data, or any reproduction thereof, or any documents containing or pertaining to any trade secrets and confidential or proprietary information of the Company (and its subsidiaries and affiliates) as defined in paragraph (a) above.
     (c) Non-Solicitation and Non-Hire. You covenant that during the period of your employment with the Company and during the fifteen month period following termination of such employment for any reason, you shall not, without the prior written consent of the Company, directly or indirectly, solicit, hire or cause to be solicited or hired by an enterprise with which you may ultimately become associated, any employee of the Company (or its subsidiaries or affiliates) whose annual compensation exceeds $100,000.
     (d) Enforcement. You acknowledge that if you breach any provision of this Section 12, the Company (or its subsidiaries or affiliates) will suffer irreparable injury. It is therefore agreed that the Company (or its subsidiaries or affiliates) shall have the right to enjoin any such breach, without posting any bond, if permitted by a court of the applicable jurisdiction. You hereby waive the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive or other equitable relief shall not limit any other rights or remedies which the Company (or its subsidiaries or affiliates) may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. You acknowledge and agree that the provisions of this Section 12 are reasonable and necessary for the successful operation of the Company. In the event an arbitrator or a court of competent jurisdiction determines that you have breached your obligations in any material respect under this Section 12, the Company, in addition to pursuing all available remedies under this Letter Agreement, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments to you under this Letter Agreement. If any provision of this Section 12 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Letter Agreement, you and the Company agree that it is the intention of the parties hereto that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Section 12 is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Letter Agreement (or any portion thereof).
13. Miscellaneous Provisions.
     (a) All compensation paid to you under this Letter Agreement shall be subject to all applicable income tax, employment tax and other non-U.S. and U.S. federal, state and local tax withholdings and deductions.
     (b) This Letter Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supercedes any and all prior agreements or understandings between you and the Company or any of its subsidiaries or affiliates with respect to the subject matter hereof, whether written or oral; provided, however, that this Letter Agreement shall not have any impact on any outstanding awards granted to you under any bonus, incentive or equity-based compensation plan of the Company, and shall not affect your participation in any such plan or other employee benefit of the Company (including, without limitation, the Change in Control Severance Plan), except in each case to the extent explicitly set forth in this Letter Agreement. Any amendment or termination of this Letter Agreement must be in writing and signed by you and the Company.
     (c) This Letter Agreement may be executed in any number of counterparts which together shall constitute but one agreement.
     (d) This Letter Agreement shall be binding on and inure to the benefit of the Company’s successors and permitted assigns and, in your case, your estate, heirs and legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by you without the prior written consent of the Company, and may not be assigned by the Company without your prior written consent.

     (e) Subject to Section 12(d) hereof, all disputes arising under or related to this Letter Agreement shall be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in Bermuda. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party’s costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party.
     (f) All notices under this Letter Agreement shall be in writing and shall be deemed effective (i) when delivered in person, (ii) five (5) days after deposit thereof in the mail, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice, or (iii) upon confirmed receipt of a facsimile or an electronic transmission. Unless otherwise notified as set forth above, notice shall be sent to each party as follows:
You, to:
The address maintained in the Company’s records
The Company, to:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Michael D. Price
                    Chief Executive Officer
Facsimile: 441-295-4605
Email: mprice@platinumre.com
With a copy to:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Michael E. Lombardozzi
                    Executive Vice President, General Counsel and
                    Chief Administrative Officer
Facsimile: 441-295-4605
Email: mlombardozzi@platinumre.com
     (g) This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

     (h) This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.
     (i) The headings in this Letter Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Letter Agreement.
14. Release.
     All payments and benefits provided under Sections 11(a), 11(c) and 11(d) hereof shall be conditioned upon you (or if applicable, your estate, heirs or legal representatives) executing and honoring a Full and Complete Waiver, Release and Agreement substantially in the form attached hereto as Exhibit A (the “Release”). If the Release is not executed, valid and irrevocable prior to the date a payment would be due under Sections 11(a), 11(c) or 11(d) hereof, then such payment shall be forfeited.

     If this Letter Agreement correctly reflects your understanding, please sign and return one copy to the Company for the Company’s records.

Platinum Underwriters Holdings, Ltd.
By:	/s/ Michael D. Price
	Name:	Michael D. Price
	Title:	Chief Executive Officer

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date first written above.

/s/ Allan C. Decleir
Name: Allan C. Decleir

EXHIBIT A
FULL AND COMPLETE WAIVER, RELEASE
AND AGREEMENT
(this “Release”)
     I, Allan C. Decleir, in consideration of the benefits (the “Benefits”) provided in my employment agreement with Platinum Underwriters Holdings, Ltd., dated      , (the “Employment Agreement”) for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge Platinum Underwriters Holdings, Ltd., and its subsidiaries, affiliates predecessors, successors, agents and representatives (collectively, the “Companies”) and their respective current and former directors, officers and employees from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter arising out of my employment by the Companies and the cessation of said employment, and including, but not limited to, any alleged violation of those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including, without limitation, the Age Discrimination in Employment Act of 1967 (the “ADEA”), 29 U.S.C. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981a, the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., the New York State and New York City Human Rights Laws, and equivalent provisions under Bermuda law (including, without limitation, the Employment Act 2000 and the Human Rights Act 1981), whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Waiver, Release and Agreement (this “Release”), including without limitation those arising out of or related to my employment or separation from employment with the Companies (collectively the “Released Claims”). I specifically waive the benefit of any statute or rule of law which, if applied to this Release, would otherwise exclude from its binding affect any claims not now known by me to exist. This Release does not purport to waive (i) claims arising under these laws after the date of this Release or any claims for breach of this Release, (ii) claims relating to post-termination benefits provided under the terms of the Employment Agreement or (iii) any claims to post-termination benefits under the terms of any employee benefit plan of the Companies.
     I further agree, promise and covenant that, to the maximum extent permitted by law, neither I nor any person, organization, or other entity acting on my behalf has filed or will file any complaint, charge, claim or suit or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory,

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monetary or other relief) against the Companies or any other releasee involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release. This Release shall not affect any rights I may have under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.
     I hereby warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:
     1. This Release is in exchange for the Benefits, to which I would otherwise not be entitled;
     2. I am hereby advised to consult and have had the opportunity to consult with an attorney before signing this Release;
     3. I have twenty-one (21) days from my receipt of this Release within which to consider whether or not to sign it;
     4. I have seven (7) days following my signature of this Release to revoke it; and
     5. This Release shall not become effective or enforceable until the revocation period of seven (7) days has expired.
     If I choose to revoke this Release, I must do so by notifying Platinum Underwriters Holdings, Ltd. in writing. This written notice of revocation must be faxed and mailed by first class mail within the seven (7) day revocation period and addressed as follows:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda
Attention: Michael E. Lombardozzi
                    Executive Vice President, General Counsel
                    and Chief Administrative Officer
Fax: 441-295-4605

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with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019-6092
Attention: Linda E. Ransom
Fax: 212-259-6333
     This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
     In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

Allan C. Decleir

Dated:

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